Exhibit (a)(8)
CERTIFICATE
     The undersigned hereby certifies that [she] is the Secretary of Morgan Stanley Developing Growth Securities Trust (the “Fund”), an unincorporated business trust organized under the laws of the Commonwealth of Massachusetts, that annexed hereto is an Instrument Establishing and Designating Additional Classes of Shares of the Fund adopted by the Trustees of the Trust on December 31, 2007 as provided in Section 6.9(g) of the Declaration of Trust of the Fund, said Instrument to take effect on December 31, 2007, and I do hereby further certify that such Instrument has not been amended and is on the date hereof in full force and effect.
     Dated this 31st day of December, 2007

/s/ Mary E. Mullin
Mary E. Mullin
Assistant Secretary

AMENDMENT

Dated:	December 31, 2007
To be Effective:	December 31, 2007
TO
MORGAN STANLEY DEVELOPING GROWTH SECURITIES TRUST
DATED
December 28, 1982

MORGAN STANLEY DEVELOPING GROWTH SECURITIES TRUST
INSTRUMENT ESTABLISHING AND DESIGNATING
ADDITIONAL CLASSES OF SHARES
WHEREAS, Morgan Stanley Developing Growth Securities Trust (the “Trust”) was established by the Declaration of Trust dated December 28, 1982, as amended from time to time (the “Declaration”), under the laws of the Commonwealth of Massachusetts;
WHEREAS, Section 6.9(g) of the Declaration provides that the establishment and designation of any additional class of shares shall be effective upon the execution by a majority of the then Trustees of an instrument setting forth such establishment and designation and the relative rights, preferences, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of such class, or as otherwise provided in such instrument, which instrument shall have the status of an amendment to the Declaration; and
WHEREAS, the Trustees of the Trust have deemed it advisable to establish and designate two additional classes of shares, to be known as Class R and Class W as provided herein.
NOW, THEREFORE, BE IT RESOLVED, pursuant to Section 6.9(g) of the Declaration, there are hereby established and designated two additional classes of shares, to be known as Class R and Class W (the “Additional Classes”), each of which shall be subject to the relative rights, preferences, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption set forth in the Declaration with respect to the existing classes of shares of the Trust, known as Class A, Class B, Class C and Class D (the “Existing Classes”) except to the extent the Trust’s Multiple Class Plan Pursuant to Rule 18f-3, attached hereto as Exhibit A, sets forth differences (i) between each of the Additional Classes, or (ii) among each of the Existing Classes and the Additional Classes.
This instrument may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

[signed in counterpart]
     IN WITNESS THEREOF, the undersigned, the Trustees of the Trust, have executed this instrument this 31st day of December, 2007.

/s/ Frank L. Bowman	/s/ Michael Bozic

Frank L. Bowman, as Trustee, and not individually	Michael Bozic, as Trustee, and not individually
c/o Kramer Levin Naftalis & Frankel LLP	c/o Kramer Levin Naftalis & Frankel LLP
Counsel to the Independent Trustees	Counsel to the Independent Trustees
1177 Avenue of the Americas	1177 Avenue of the Americas
New York, NY 10036	New York, NY 10036

/s/ Kathleen A. Dennis	/s/ Dr. Manuel H. Johnson

Kathleen A. Dennis, as Trustee, and not individually	Dr. Manuel H. Johnson, as Trustee, and not individually
c/o Kramer Levin Naftalis & Frankel LLP	c/o Johnson Smick Group, Inc.
Counsel to the Independent Trustees	888 16th Street, N.W., Suite 740
1177 Avenue of the Americas	Washington, D.C. 20006
New York, NY 10036

/s/ James F. Higgins	/s/ Joseph J. Kearns

James F. Higgins, as Trustee, and not individually	Joseph J. Kearns, as Trustee, and not individually
c/o Morgan Stanley Trust	c/o Kearns & Associates LLC
Harborside Financial Center, Plaza Two	PMB754
Jersey City, NJ 07311	23852 Pacific Coast Highway
Malibu, CA 90265

/s/ Michael F. Klein	/s/ Michael E. Nugent

Michael F. Klein, as Trustee, and not individually	Michael E. Nugent, as Trustee, and not individually
c/o Kramer Levin Naftalis & Frankel LLP	c/o Triumph Capital, L.P.
Counsel to the Independent Trustees	445 Park Avenue
1177 Avenue of the Americas	New York, NY 10022
New York, NY 10036

/s/ W. Allen Reed	/s/ Fergus Reid

W. Allen Reed, as Trustee, and not individually	Fergus Reid, as Trustee, and not individually
c/o Kramer Levin Naftalis & Frankel LLP	c/o Lumelite Plastics Corporation
Counsel to the Independent Trustees	85 Charles Colman Blvd.
1177 Avenue of the Americas	Pawling, NY 12564
New York, NY 10036

STATE OF NEW YORK	)
)ss:
COUNTY OF NEW YORK	)
     On this 31st day of December, 2007, FRANK L. BOWMAN, MICHAEL BOZIC, KATHLEEN A. DENNIS, MANUEL H. JOHNSON, JAMES F. HIGGINS, JOSEPH J. KEARNS, MICHAEL F. KLEIN, MICHAEL E. NUGENT, W. ALLEN REED AND FERGUS REID, known to me to be the individuals described in and who executed the foregoing instrument, personally appeared before me and they severally acknowledged the foregoing instrument to be their free act and deed.

/s/ Jonn W. Plerchee
Notary Public

My Commission expires:
JONN W. PLERCHEE
Notary Public, State of New York
01Pl6080628
Qualified in Queens County
Expires: Sept. 26, 2010

EXHIBIT A
[Updated Multiple Class Plan Pursuant to Rule 18f-3]

MORGAN STANLEY FUNDS
MULTIPLE CLASS PLAN
PURSUANT TO RULE 18F-3
INTRODUCTION
This plan (the “Plan”) is adopted pursuant to Rule 18f-3(d) of the Investment Company Act of 1940, as amended (the “1940 Act”), effective as of July 28, 1997, and amended as of June 22, 1998, August 15, 2000, December 1, 2000, March 12, 2001, October 28, 2004, February 6, 2006 and August 24, 2006. The Plan relates to shares of the open-end investment companies to which Morgan Stanley Investment Advisors Inc. acts as investment adviser, that are listed on Schedule A, as may be amended from time to time (each, a “Fund” and collectively, the “Funds”). The Funds are distributed pursuant to a system (the “Multiple Class System”) in which each class of shares (each, a “Class” and collectively, the “Classes”) of a Fund represents a pro rata interest in the same portfolio of investments of the Fund and differs only to the extent outlined below.
I.     DISTRIBUTION ARRANGEMENTS
One or more Classes of shares of the Funds are offered for purchase by investors with the sales load structures described below. In addition, pursuant to Rule 12b-1 under the 1940 Act, the Funds have each adopted a Plan of Distribution (the “12b-1 Plan”) under which shares of certain Classes are subject to the service and/or distribution fees (“12b-1 Fees”) described below.
     1.     Class A Shares
Class A shares are offered with a front-end sales load (“FESL”). The schedule of sales charges applicable to a Fund and the circumstances under which the sales charges are subject to reduction are set forth in each Fund’s current prospectus. As stated in each Fund’s current prospectus, Class A shares may be purchased at net asset value (without a FESL): (i) in the case of certain large purchases of such shares; and (ii) by certain limited categories of investors, in each case, under the circumstances and conditions set forth in each Fund’s current prospectus. Class A shares purchased at net asset value may be subject to a contingent deferred sales charge (“CDSC”) on redemptions made within eighteen months after purchase. Further information relating to the CDSC, including the manner in which it is calculated, is set forth in paragraph 7 below. Class A shares are also subject to payments under each Fund’s 12b-1 Plan to reimburse Morgan Stanley Distributors Inc. (the “Distributor”), Morgan Stanley DW Inc. (“Morgan Stanley DW”), its affiliates and other broker-dealers for distribution expenses incurred by them specifically on behalf of the Class, assessed at an annual rate of up to 0.25% of average daily net assets. The entire amount of the 12b-1 fee represents a service fee under the Rules of the National Association of Securities Dealers, Inc. (“NASD”) (of which the Distributor is a member).
     2.     Class B Shares
Class B shares are offered without a FESL, but will in most cases be subject to a six-year declining CDSC which is calculated in the manner set forth in paragraph 7 below. The schedule of CDSC charges applicable to each Fund is set forth in each Fund’s current prospectus. With the exception of certain of the Funds which have a different formula described below (Morgan Stanley American Opportunities Fund, Morgan Stanley Natural Resource Development Securities Inc., Morgan Stanley Strategist Fund and Morgan Stanley Dividend Growth Securities Inc.),1 Class B shares are also subject to a fee under each Fund’s respective 12b-1 Plan, assessed at the annual rate of up to 1.00% of either: (a) the lesser of (i) the average daily aggregate gross sales of the Fund’s Class B shares since the inception of the Fund (not including reinvestment of dividends or capital gains distributions), less the average daily aggregate net asset value of the Fund’s Class B shares redeemed since the Fund’s inception upon which a CDSC has been imposed or waived, or (ii) the average daily net assets of Class B; or (b) the average daily net assets of Class B. A portion of the 12b-1 fee equal to up to 0.25% of the Fund’s average daily net assets represents a service fee under the Rules of the NASD and the remaining portion of the 12b-1 fee, if any, represents an asset-based sales charge. Also, Class B shares have a conversion feature (“Conversion Feature”) under which such shares convert to Class A shares after a certain holding period. Details of the Conversion Feature are set forth in Section IV below.
     3.     Class C Shares
Class C shares are offered without imposition of a FESL, but will in most cases be subject to a CDSC of 1.00% on redemptions made within one year after purchase. Further information relating to the CDSC is set forth in paragraph 7 below. In addition, Class C shares, under each Fund’s 12b-1 Plan, are subject to 12b-1 payments to reimburse the Distributor, Morgan Stanley DW, its affiliates and other broker-dealers for distribution expenses incurred by them specifically on behalf of the Class, assessed at the annual rate of up to 1.00% of the average daily net assets of the Class A portion of the 12b-1 fee equal to up to 0.25% of the Fund’s average daily net assets is characterized as a service fee within the meaning of NASD guidelines. Unlike Class B shares, Class C shares do not have the Conversion Feature.
     4.     Class D Shares
Class D shares are offered without imposition of a FESL, CDSC or a 12b-1 fee for purchases of Fund shares by (i) investors meeting an initial minimum investment requirement and (ii) certain other limited categories of investors, in each case, as may be approved by the Boards of Directors/Trustees of the Funds and as disclosed in each Fund’s current prospectus. Class D shares may not be offered for purchases of Fund shares made through certain investment programs approved by the Distributor.
     5.     Class Q Shares (with respect to Morgan Stanley Utilities Fund only)

[1]	The payments under the 12b-1 Plan for each of Morgan Stanley American Opportunities Fund, Morgan Stanley Natural Resource Development Securities Inc. and Morgan Stanley Dividend Growth Securities Inc. are assessed at the annual rate of 1.0% of the lesser of: (a) the average daily aggregate gross sales of the Fund’s Class B shares since the inception of the Fund’s Plan (not including reinvestment of dividends or capital gains distributions), less the average daily aggregate net asset value of the Fund’s Class B shares redeemed since the Plan’s inception upon which a CDSC has been imposed or waived, or (b) the average daily net assets of Class B attributable to shares issued, net of related shares redeemed, since inception of the Plan. The payments under the 12b-1 Plan for the Morgan Stanley Strategist Fund are assessed at the annual rate of: (i) 1.0% of the lesser of (a) the average daily aggregate gross sales of the Fund’s Class B shares since the effectiveness of the first amendment of the Plan on November 8, 1989 (not including reinvestment of dividends or capital gains distributions), less the average daily aggregate net asset value of the Fund’s Class B shares redeemed since the effectiveness of the first amended Plan, upon which a CDSC has been imposed or waived, or (b) the average daily net assets of Class B attributable to shares issued, net of related shares redeemed, since the effectiveness of the first amended Plan; plus (ii) 0.25% of the average daily net assets of Class B attributable to shares issued, net of related shares redeemed, prior to effectiveness of the first amended Plan.

     In connection with the merger (the “Merger”) of Morgan Stanley Global Utilities Fund into Morgan Stanley Utilities Fund (“Utilities”), a new Q share class was created into which all holders of pre-Merger Class B shares of Utilities (“Pre-Merger Class B Shares”) will be placed on the effective date of the Merger. Class Q shares of Utilities are closed to new investments (except for dividend reinvestments). The Class Q shares of Utilities are offered without a FESL, but are subject to a six-year declining CDSC, which is calculated in the manner set forth in paragraph 7 below. The schedule of CDSC charges is set forth in Utilities’ current prospectus. For purposes of calculation of the CDSC, Class Q shareholders will get the benefit of their holding period for Pre-Merger Class B Shares. Class Q shares are also subject to a fee under Utilities’ 12b-1 Plan relating to its Class Q shares, assessed at the annual rate of up to 0.26% of either: (a) the lesser of (i) the average daily aggregate gross sales of Utilities’ Class Q shares and Pre-Merger Class B Shares since the inception of Utilities (not including reinvestment of dividends or capital gains distributions), less the average daily aggregate net asset value of Utilities’ Class Q shares and Pre-Merger Class B Shares redeemed since Utilities’ inception upon which a CDSC has been imposed or waived, or (ii) the average daily net assets of Class Q; or (b) the average daily net assets of Class Q. A portion of the 12b-1 fee equal to up to 0.25% of Utilities’ average daily net assets represents a service fee under the Rules of the NASD and the remaining portion of the 12b-1 fee, if any, represents an asset-based sales charge. Also, Class Q shares retain the same conversion feature as Class B shares (“Conversion Feature”) under which such shares convert to Class A shares after a certain holding period and retain the same exchange privileges as Class B shares. Details of the Conversion Feature and exchange privilege are set forth in Section IV below under “Conversion Features—Class B to Class A” and “Conversion Features—Exchange Privileges.”
     6.     Additional Classes of Shares
The Boards of Directors/Trustees of the Funds have the authority to create additional Classes, or change existing Classes, from time to time, in accordance with Rule 18f-3 under the 1940 Act.
     7.     Calculation of the CDSC
Any applicable CDSC is calculated based upon the lesser of net asset value of the shares at the time of purchase or at the time of redemption. The CDSC does not apply to amounts representing an increase in share value due to capital appreciation and shares acquired through the reinvestment of dividends or capital gains distributions. The CDSC schedule applicable to a Fund and the circumstances in which the CDSC is subject to waiver are set forth in each Fund’s prospectus.
II.     EXPENSE ALLOCATIONS
     Expenses incurred by a Fund will be allocated among the various Classes of shares pro rata based on the net assets of the Fund attributable to each Class, except that 12b-1 or service fees relating to a particular Class are allocated directly to that Class.
III.     CLASS DESIGNATION
All shares of the Funds held prior to July 28, 1997 (other than the shares held by certain employee benefit plans established by Morgan Stanley DW, shares of Funds offered with a FESL, and shares of Morgan Stanley Balanced Growth Fund and Morgan Stanley Balanced Income Fund) have been designated Class B shares. Shares held prior to July 28, 1997 by such employee benefit plans have been designated Class D shares. Shares held prior to July 28, 1997 of Funds offered with a FESL have been designated Class D shares. In addition, shares of Morgan Stanley American Opportunities Fund purchased prior to April 30, 1984, shares of Morgan Stanley Strategist Fund purchased prior to November 8, 1989 and shares of Morgan Stanley Natural Resource Development Securities Inc. and Morgan Stanley Dividend Growth Securities Inc. purchased prior to July 2, 1984 (with respect to such shares of each Fund, including such proportion of shares acquired through reinvestment of dividends and capital gains distributions as the total number of shares acquired prior to each of the preceding dates in this sentence bears to the total number of shares purchased and owned by the shareholder of that Fund) have been designated Class D shares. Shares of Morgan Stanley Balanced Growth Fund and Morgan Stanley Balanced Income Fund held prior to July 28, 1997 have been designated Class C shares except that shares of Morgan Stanley Balanced Growth Fund and Morgan Stanley Balanced Income Fund held prior to July 28, 1997 that were acquired in exchange for shares of an investment company offered with a CDSC have been designated Class B shares and those that were acquired in exchange for shares of an investment company offered with a FESL have been designated Class A shares. Class B shares of Utilities held prior to the effective date of the Merger will be designated Class Q shares.
IV.     CONVERSION FEATURES
     1.     Class B to Class A
Class B shares held before May 1, 1997 converted to Class A shares in May 2005, except that Class B shares which were purchased before July 28, 1997 by trusts for which Morgan Stanley Trust provides discretionary trustee services converted to Class A shares on August 29, 1997 (the CDSC was not applicable to such shares upon the conversion). In all other instances, Class B shares of each Fund will automatically convert to Class A shares, based on the relative net asset values of the shares of the two Classes on the conversion date, which will be approximately eight (8) years after the date of the original purchase. Conversions will be effected once a month. The eight-year period will be calculated from the last day of the month in which the shares were purchased or, in the case of Class B shares acquired through an exchange or a series of exchanges, from the last day of the month in which the original Class B shares were purchased, provided that shares originally purchased before May 1, 1997 will convert to Class A shares in May 2005. Except as set forth below, the conversion of shares purchased on or after May 1, 1997 will take place in the month following the eighth anniversary of the purchase. There will also be converted at that time such proportion of Class B shares acquired through automatic reinvestment of dividends owned by the shareholder as the total number of his or her Class B shares converting at the time bears to the total number of outstanding Class B shares purchased and owned by the shareholder. In the case of Class B shares held by a “Morgan Stanley Eligible Plan” (as such term is defined in the prospectus of each Fund), all Class B shares will convert to Class A shares on the conversion date of the first shares of a Fund purchased by that plan. In the case of Class B shares previously exchanged for shares of Morgan Stanley Limited Duration U.S. Treasury Trust, a “Money Market Fund” or a “No-Load Fund” (as such terms are defined in the prospectus of each Fund), the period of time the shares were held in any of such Funds (calculated from the last day of the month in which the shares of any of such Funds were acquired) is excluded from the holding period for conversion. If those shares are subsequently re-exchanged for Class B shares of a Fund, the holding period resumes on the last day of the month in which Class B shares are reacquired.
Effectiveness of the Conversion Feature is subject to the continuing availability of a ruling of the Internal Revenue Service or an opinion of counsel to the effect that (i) the conversion of shares does not constitute a taxable event under the Internal Revenue Code of 1986, as amended (the “Code”); (ii) Class A shares received on conversion will have a basis equal to the shareholder’s basis in the converted Class B shares immediately prior to the conversion; and (iii) Class A shares received on conversion will have a holding period that includes the holding period of the converted Class B shares. The Conversion Feature may be suspended if the Ruling or opinion is no longer available. In such event, Class B shares would continue to be subject to Class B fees under the applicable Fund’s 12b-1 Plan.

     2.     Class B to Class Q
     Class B shares of Utilities held prior to the effective date of the Merger will automatically convert to Class Q shares.
     3.     Choice Program Conversions
     On December 8, 2000, all Class A shares held through the Morgan Stanley Choice Program (the “Choice Program”) were automatically converted to Class D shares in the same Fund.
All Class D shares held through the Choice Program will automatically be converted to Class A shares in the same Fund at such time as those Fund shares are no longer held through the Choice Program (unless the affected shareholder is otherwise eligible to purchase Class D shares). All conversions will be effected based on then current relative net asset values of the shares of the two Classes on the conversion date. Effectiveness of these conversions is subject to the continuing availability of an opinion of counsel to the effect that the conversion of shares does not constitute a taxable event under the Code.
V.     EXCHANGE PRIVILEGES
Shares of each Class may be exchanged for shares of the same Class of the other Funds and for shares of certain other investment companies without the imposition of an exchange fee as described in the prospectuses and statements of additional information of the Funds. The exchange privilege of each Fund may be terminated or revised at any time by the Fund upon such notice as may be required by applicable regulatory agencies as described in each Fund’s prospectus.
VI.     VOTING
Each Class shall have exclusive voting rights on any matter that relates solely to its 12b-1 Plan, except that Class B shareholders and Class Q shareholders will have the right to vote on any proposed material increase in Class A’s expenses, including payments under the Class A 12b-1 Plan, if such proposal is submitted separately to Class A shareholders. If the amount of expenses, including payments under the Class A 12b-1 Plan, is increased materially without the approval of Class B shareholders and/or Class Q shareholders, the Fund will establish a new Class A for Class B shareholders and/or Class Q shareholders, as applicable, whose shares automatically convert on the same terms as applied to Class A before the increase. In addition, each Class shall have separate voting rights on any matter submitted to shareholders in which the interests of one Class differ from the interests of any other Class.

MORGAN STANLEY FUNDS
MULTIPLE CLASS PLAN PURSUANT TO RULE 18F-3
SCHEDULE A
AT September 26, 2007

Morgan Stanley Allocator Fund
Morgan Stanley Balanced Fund
Morgan Stanley California Tax-Free Income Fund
Morgan Stanley Capital Opportunities Trust
Morgan Stanley Convertible Securities Trust
Morgan Stanley Developing Growth Securities Trust Morgan Stanley Diversified Large Cap Equity Fund Morgan Stanley Diversified International Equity Fund
Morgan Stanley Dividend Growth Securities Inc.
.	Morgan Stanley Equally-Weighted S&P 500 Fund
Morgan Stanley European Equity Fund Inc
.	Morgan Stanley Financial Services Trust
Morgan Stanley Fundamental Value Fund Morgan Stanley FX Alpha Portfolio Morgan Stanley FX Alpha Plus Portfolio
Morgan Stanley Global Advantage Fund
Morgan Stanley Global Dividend Growth Securities
.	Morgan Stanley Health Sciences Trust
.	Morgan Stanley High Yield Securities Inc. Morgan Stanley Institutional Strategies Fund
Morgan Stanley Income Trust
Morgan Stanley International Fund
Morgan Stanley International Small Cap
Morgan Stanley International Vlue Equity Fund
Morgan Stanley Japan Fund
.	Morgan Stanley Mid-Cap Value Fund Morgan Stanley Mortgage Securities Fund
Morgan Stanley Multi-Asset Class Fund
Morgan Stanley Nasdaq-100 Index Fund
Morgan Stanley Natural Resource Development Securities Inc.
Morgan Stanley New York Tax-Free Income Fund
.	Morgan Stanley Pacific Growth Fund Inc.
Morgan Stanley Real Estate Fund

Morgan Stanley S&P 500 Index Fund
.	Morgan Stanley Small-Mid Special Value Fund
.	Morgan Stanley Special Growth Fund
Morgan Stanley Special Value Fund
Morgan Stanley Strategist Fund
Morgan Stanley Tax-Exempt Securities Trust
.	Morgan Stanley Technology Fund
Morgan Stanley Total Market Index Fund
Morgan Stanley U.S. Government Securities Trust
Morgan Stanley Utilities Fund
Morgan Stanley Value Fund